CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,500,000	$406.35

Pricing supplement no. 1359 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 182-A-I dated February 4, 2010	06-#06-2011-R Registration Statement No. 333-155535 Dated June 14, 2011 Rule 424(b)(2)

$3,500,000
Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund due July 19, 2012

General

—

The notes are designed for investors who seek to participate in the appreciation of the closing price of one share of the iShares® MSCI Emerging Markets Index Fund, up to the Maximum Return of 20.00%, at maturity and who anticipate that the trading price of one share of the Index Fund will not be less than the Initial Share Price by more than 35.29% at any time during the Monitoring Period. Investors should be willing to forgo interest and dividend payments and, if the trading price of one share of the Index Fund is less than the Initial Share Price by more than 35.29% at any time during the Monitoring Period, be willing to lose some or all of their principal at maturity. If the trading price of one share of the Index Fund is not less than the Initial Share Price by more than 35.29% at any time during the Monitoring Period, investors have the opportunity to receive the greater of (a) the Contingent Minimum Return of 0.00% at maturity and (b) the Share Return, subject to the Maximum Return. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Senior unsecured obligations of JPMorgan Chase & Co. maturing July 19, 2012†
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes priced on June 14, 2011 and are expected to settle on or about June 17, 2011.

Key Terms

Index Fund:	The iShares® MSCI Emerging Markets Index Fund (the “Index Fund”)
Knock-Out Event:	A Knock-Out Event occurs if, at any time during the Monitoring Period, the trading price of one share of the Index Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	35.29%
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Index Fund, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Share Return), subject to the Maximum Return

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Share Price is less than the Initial Share Price.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Index Fund, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Share Return, subject to the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index Fund?” in this pricing supplement.

Maximum Return:	20.00%, which results in a maximum payment at maturity of $1,200 per $1,000 principal amount note
Contingent Minimum Return:	0.00%
Monitoring Period:	The period from and excluding the pricing date to and including the Observation Date
Share Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Index Fund on the pricing date, which was $47.11, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Index Fund on the Observation Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 182-A-I for further information.
Observation Date:	July 16, 2012†
Maturity Date:	July 19, 2012†
CUSIP:	48125XUY0
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 182-A-I

Investing in the Capped Index Fund Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 182-A-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$5	$995
Total	$3,500,000	$17,500	$3,482,500
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-19 of the accompanying product supplement no. 182-A-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-56 of the accompanying product supplement no. 182-A-I.
For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $5.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 14, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 182-A-I dated February 4, 2010. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated June 14, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 182-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 182-A-I dated February 4, 2010:

http://www.sec.gov/Archives/edgar/data/19617/000089109210000426/e37702_424b2.pdf

—	Prospectus supplement dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

—	Prospectus dated November 21, 2008:

http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index Fund?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $46.00 and reflect the Contingent Minimum Return of 0.00%, the Maximum Return of 20.00% and the Knock-Out Buffer Amount of 35.29%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return

Final Share Price	Share Return	Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$82.8000	80.00%	20.00%	20.00%
$75.9000	65.00%	20.00%	20.00%
$69.0000	50.00%	20.00%	20.00%
$64.4000	40.00%	20.00%	20.00%
$59.8000	30.00%	20.00%	20.00%
$57.5000	25.00%	20.00%	20.00%
$55.2000	20.00%	20.00%	20.00%
$52.9000	15.00%	15.00%	15.00%
$50.6000	10.00%	10.00%	10.00%
$48.3000	5.00%	5.00%	5.00%
$47.1500	2.50%	2.50%	2.50%
$46.4600	1.00%	1.00%	1.00%
$46.0000	0.00%	0.00%	0.00%
$43.7000	-5.00%	0.00%	-5.00%
$41.4000	-10.00%	0.00%	-10.00%
$39.1000	-15.00%	0.00%	-15.00%
$36.8000	-20.00%	0.00%	-20.00%
$34.5000	-25.00%	0.00%	-25.00%
$32.2000	-30.00%	0.00%	-30.00%
$29.7666	-35.29%	0.00%	-35.29%
$29.7620	-35.30%	N/A	-35.30%
$27.6000	-40.00%	N/A	-40.00%
$23.0000	-50.00%	N/A	-50.00%
$18.4000	-60.00%	N/A	-60.00%
$13.8000	-70.00%	N/A	-70.00%
$9.2000	-80.00%	N/A	-80.00%
$4.6000	-90.00%	N/A	-90.00%
$0.0000	-100.00%	N/A	-100.00%
(1)	The trading price of one share of the Index Fund is greater than or equal to $29.7666 (64.71% of the hypothetical Initial Share Price) at all times during the Monitoring Period.
(2)	The trading price of one share of the Index Fund is less than $29.7666 (64.71% of the hypothetical Initial Share Price) at one or more times during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the closing price of one share of the Index Fund decreases from the Initial Share Price of $46.00 to a Final Share Price of $43.70. Because a Knock-Out Event has not occurred and the Share Return of -5% is less than the Contingent Minimum Return of 0.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: A Knock-Out Event has not occurred, and the closing price of one share of the Index Fund increases from the Initial Share Price of $46.00 to a Final Share Price of $52.90. Because a Knock-Out Event has not occurred and the Share Return of 15% is greater than the Contingent Minimum Return of 0.00% but less than the Maximum Return of 20.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15%) = $1,150

Example 3: A Knock-Out Event has occurred, and the closing price of one share of the Index Fund decreases from the Initial Share Price of $46.00 to a Final Share Price of $41.40. Because a Knock-Out Event has occurred and the Share Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 4: A Knock-Out Event has occurred, and the closing price of one share of the Index Fund increases from the Initial Share Price of $46.00 to a Final Share Price of $48.30. Because a Knock-Out Event has occurred and the Share Return of 5% is less than the Maximum Return of 20.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-2

$1,000 + ($1,000 × 5%) = $1,050

Example 5: The closing price of one share of the Index Fund increases from the Initial Share Price of $46.00 to a Final Share Price of $69.00. Because the Share Return of 50% is greater than the Maximum Return of 20.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the maximum payment on the notes.

These returns and the payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

Selected Purchase Considerations

—

CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Index Fund, up to the Maximum Return of 20.00% at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of 0.00% on the notes, or a minimum payment at maturity of $1,000 for every $1,000 principal amount note, subject to the Maximum Return of 20.00%. Even if a Knock-Out Event has occurred, if the Final Share Price is greater than the Initial Share Price, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Share Return, subject to the Maximum Return of 20.00%. The maximum payment at maturity is $1,200 per $1,000 principal amount note, regardless of whether a Knock-Out Event has occurred. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

—

DIVERSIFICATION OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the notes is linked to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc. Since that date, Israel is no longer included in the Underlying Index. For additional information about the Index Fund, see the information set forth under “The iShares® MSCI Emerging Markets Index Fund” in the accompanying product supplement no. 182-A-I.

—

TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 182-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long-term capital gain or loss if held for more than one year. The notes may be treated as subject to the “constructive ownership” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the component securities of the Index Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 182-A-I dated February 4, 2010.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Share Return is positive or negative. If the trading price of one share of the Index Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.29% at any time during the Monitoring Period, a Knock-Out Event has occurred, and the benefit

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-3

provided by the Knock-Out Buffer Amount of 35.29% will terminate. Under these circumstances, you could lose some or all of your principal.

—

YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 20.00%, regardless of the appreciation in the Index Fund, which may be significant.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging or other trading activities of ours could result in substantial returns for us or our affiliates while the value of the notes declines.

—

THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE AT ANY TIME DURING THE MONITORING PERIOD — If the trading price of one share of the Index Fund at any time during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.29%, you will at maturity be fully exposed to any depreciation in the Index Fund. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the Index Fund subsequently increases such that the trading price of one share of the Index Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount of 35.29%, or is equal to or greater than the Initial Share Price. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

—

CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

—

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Index Fund or the equity securities held by the Index Fund or included in the Underlying Index would have.

—

RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE TRADING PRICE OF THE INDEX FUND IS VOLATILE — The likelihood of the trading price of one share of the Index Fund declining from the Initial Share Price by more than the Knock-Out Buffer Amount of 35.29% at any time during the Monitoring Period, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the trading price of the Index Fund — the frequency and magnitude of changes in the trading price of the Index Fund.

—

THERE ARE RISKS ASSOCIATED WITH THE INDEX FUND — Although the Index Fund’s shares are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, BlackRock Fund Advisors (“BFA”) is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the investment strategies of the investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Index Fund, and consequently, the value of the notes.

—

DIFFERENCES BETWEEN THE INDEX FUND AND THE UNDERLYING INDEX — The Index Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index.

—

NON-U.S. SECURITIES RISK — The equity securities that compose the Index Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-4

companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

—

EMERGING MARKETS RISK — The equity securities underlying the Index Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Index Fund and the notes.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Index Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in such currencies in the Index Fund. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the net asset value of the Index Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments; and
—	the extent of government surpluses or deficits in issuing countries of such currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of such currencies and the United States and other countries important to international trade and finance.

—

THE ANTI-DILUTION PROTECTION FOR THE INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

—

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the price of one share of the Index Fund at any time, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

—	the expected volatility of the Index Fund;
—	the time to maturity of the notes;
—	whether a Knock-Out Event has occurred;
—	the dividend rates on the Index Fund and the equity securities underlying the Index Fund;
—	interest and yield rates in the market generally as well as in the markets of the equity securities held by the Index Fund;
—	a variety of economic, financial, political, regulatory and judicial events;
—

the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the Index Fund trade and the correlation between those rates and the prices of shares of the Index Fund;

—	the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-5

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly historical closing price of one share of the Index Fund from January 6, 2006 through June 10, 2011. The closing price of one share of the Index Fund on June 14, 2011 was $47.11. We obtained the closing prices of one share of the Index Fund below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices set forth in the graph below have been adjusted for a 3-for-1 stock split that went effective on July 24, 2008. The historical prices of one share of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the trading price of one share of the Index Fund at any time during the Monitoring Period or the closing price of one share of the Index Fund on the Observation Date. We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments — Capped Index Fund Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	PS-6